                                                                       EX-10.(o)

June 25, 1996


Tom Kobayashi, Chairman
EDnet, Inc.
One Union Street
San Francisco, CA  94111

Dear Tom:

The purpose of this letter is to confirm Morgan fuller's engagement by EDnet, Inc. ("EDnet") or the "Company") to arrange a series of debt and equity financings for the ultimate purpose of generating approximately $3 million on a phased basis in additional capital. The following summarizes our mutual understandings:

PLACEMENT AGENT PROVISIONS

1. SENIOR SECURED NOTES. Morgan Fuller will use its best efforts to place up to $1,250,000 of Senior Secured Notes ("Notes") with accredited investors. The Notes will be funded according to the following schedule: July 1, 1996 - $500,000; July 22, 1996 - $500,000; August 15,
         1996 - $250,000. As security, a blanket lien will be filed on the Company's personal assets. Other terms and conditions are as follows:

         - Simple Interest - Payable at the end of each calendar quarter and at the time of payoff. Interest Rate - Fourteen percent (1.17% per month)

         - Loan Covenants and Provisions - Standard provisions for such credit facilities

         - Repayment Provisions - To be repaid in full from proceeds of a contemplated Regulation-S financing scheduled for October 1996, or as an alternative the proceeds from any other debt or equity financing with the exception of the current Regulation-D financing will be used. In the event that the repayment has not occurred by November 15, 1996, the Notes will be converted to a Term Loan with $100,000 per month principal payments commencing November 30, 1996.

2. REGULATION-S FINANCING. Morgan Fuller is also hereby engaged to conduct a best efforts Regulation-S financing of Convertible Preferred Stock ("Securities") of approximately $3 million in mid-October 1996. The timing of this financing is directly related to the

Tom Kobayashi, Chairman
June 25, 1996
Page 2

         Company's becoming a "Reporting Company" subsequent to its filing of SEC Form 10-SB in late July 1996. Terms and conditions associated with this financing include:

         - Use Of Proceeds - The first $1.25 million of net proceeds will be used to payoff the Notes described herein. The remaining proceeds are to be used for working capital purposes and to support the Company's program of acquisitions and developmental expansion.

         - Issuance Price - The Convertible Preferred Stock ("Securities") will be issued at $3.00 per share.

         - Mandatory Conversion Date To Common Stock - The Securities will be automatically convertible into unlegended Common Stock on the first issuance date anniversary. The conversion price will be the lesser of: $3.00 per share; or, 60% of the average daily closing bid price of the Common Stock on the NASDAQ National Market for the ten (10) trading days immediately preceding the conversion date. The number of Common Stock shares issued will automatically be adjusted for any cumulative dividends receivable, stock splits, stock dividends, recapitalizations or the like.

         - Optional Conversion Period - At each investor's option, the Securities may be converted to unlegended Common Stock prior to the Mandatory Conversion Date but no sooner than 45 days from the date of Issuance. The Conversion Price will follow the same formula as described above under the Mandatory Conversion paragraph.

         - Closing. The target date for the closing will be on or about October 15, 1996.

PLACEMENT AGENT FEES

1. SENIOR SECURED NOTES: The Company will pay to Morgan Fuller a Loan Fee of Five percent (5%) -- payable out of gross loan proceeds. In addition, the Company will issue to Morgan Fuller or its nominee investors a total of $625,000 of three year Warrants. The execution price is to be priced at market, based on the Closing Bid Price on the date of each phased loan funding.

2. REGULATION-S FINANCING: The Company shall pay to Morgan Fuller for its services a cash fee equal to seven percent (7%) of the value of the securities sold at such closing plus that number of Warrants to purchase common stock of the Company at an exercise price which

Tom Kobayashi, Chairman
June 25, 1996
Page 3

approximates the valuation used at each closing in an amount equal to 10% of the value of the securities sold divided by the per share closing bid price of the securities.

MISCELLANEOUS PROVISIONS

(a) EXPENSES. The Company hereby agrees, from time to time upon request, to reimburse Morgan Fuller for all reasonable travel and out-of-pocket costs.

(b) INDEMNITY. The Company will enter into a separate standard agreement providing for the mutual indemnification of the parties in connection with this engagement.

(c) TERMINATION OF ENGAGEMENT. Morgan Fuller's engagement hereunder may be terminated by either the Company or Morgan Fuller at any time, with or without cause, upon written advice to that effect to the other party provided however that Morgan Fuller will be entitled to its full fee as specified above.

(d) GOVERNING LAW. This letter agreement and the related indemnification letter referred to above shall be deemed made in California. Such agreements shall be governed by the laws of California without regard to such state's rules concerning conflicts of laws. Any right to trial by jury with respect to any claim or proceeding related to or arising out of this engagement, or any transaction or conduct in connection herewith, is waived.

(e) BENEFIT AND USE OF SERVICES PROVIDED. The Company expressly acknowledges that all advice (written or oral) given by Morgan Fuller to the Company in connection with this engagement are intended solely for the benefit and use of the Company (including its management, directors, and attorneys). The Company agrees that no such opinion or advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner, or for any purpose, nor shall any public references to Morgan Fuller be made by EDnet (or such persons) without the prior written consent of Morgan Fuller, which consent shall not be unreasonably withheld.

(f) BASIS OF SERVICES PROVIDED. The Company expressly acknowledges that Morgan Fuller has been retained solely as a placement agent in this engagement and not as an advisor or agent of any other person, and that the Company's engagement of Morgan Fuller is not intended to confer rights upon any persons not a party hereto (including shareholders, employees, or creditors of the Company) as against Morgan Fuller, Morgan Fuller's affiliates, or their respective directors, officers, agents and employees.

Tom Kobayashi, Chairman
June 25, 1996
Page 4

Please confirm that the foregoing is in accordance with your understandings and agreements with Morgan Fuller by signing and returning to Morgan Fuller the duplicate of this letter. enclosed herewith.

Very truly yours,                           ACCEPTED AND AGREED

MORGAN FULLER CAPITAL GROUP, L.L.C.         EDNET, INC.

By: /s/Gordon R. Taubenheim                 By: /s/Tom Kobayashi
    -------------------------------             -------------------------------
       Gordon R. Taubenheim                      Tom Kobayashi
       Managing Director                         Chairman & Chief Executive
                                                  Officer